Exhibit 99

Joint Filer Information

1.	Name:	Brian J. Stark
2.	Address:	c/o Stark Offshore Management LLC
3600 South Lake Drive
St. Francis, WI 53235
3.	Designated Filer:	Michael A. Roth
4.	Issuer & Ticker Symbol:	Smart Balance, Inc.
(SMBL)
5.	Dates of Events
	Requiring Statement:	August 24, 2007

/s/ Brian J. Stark		08/29/07
Brian J. Stark		Date